                                                               EXHIBIT 23(b)

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-01599, 333-24091, and 333-41003 and Forms S-8
Nos. 33-79462, 333-02565, and 333-30089) of First Commercial Corporation of our report dated January 31, 1997, with respect to the consolidated balance sheet of Southwest Bancshares, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996, which report is included in the Annual Report on Form 10-K of First Commercial Corporation for the year ended December 31, 1997.


/s/ Kemp & Company

Little Rock, Arkansas
March 27, 1998